UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2020 (August 30, 2020)

GOGO INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35975	27-1650905
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 North Canal, Suite 1500 Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

312-517-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.0001 per share	GOGO	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 30, 2020, the Compensation Committee (the “Committee”) of the Board of Directors of Gogo Inc. (the “Company”) approved modifications to the vesting conditions and exercisability periods of outstanding equity compensation awards held by certain of our currently employed employees (including our Named Executive Officers). These modifications are in connection with, and contingent upon the consummation of, the transaction relating to the sale of the Company’s Commercial Aviation (“CA”) division (the “Transaction,” with the consummation thereof, the “Closing”). The Committee approved these modifications after concluding that the modifications are in the best interests of the Company and its stockholders and will better align our employees’ interests with the Company’s short- and long-term strategic goals by both motivating our employees through the Closing and recognizing the contributions of our employees throughout the Transaction process.

Modifications to Awards Held by CA Employees

Two of our Named Executive Officers, Messrs. John Wade and Jonathan B. Cobin, are employees of our CA division. Following the Closing, and assuming that both executives continue employment with the buyer of the CA division (“Buyer”), outstanding equity compensation awards held by Messrs. Wade and Cobin will generally be modified such that the vesting period for any then-unvested restricted stock units (“RSUs”) and options to acquire shares of the Company’s common stock (“Options”) will be adjusted to the earlier of the one-year anniversary of the Closing and the original vesting date. This modified vesting period will only apply if Messrs. Wade and Cobin are not terminated by Buyer for Cause (as defined in the applicable equity plan and/or award agreement) and do not voluntarily resign from Buyer without Good Reason (as defined in the applicable equity plan and/or award agreement) within the one-year period following the Closing. If, prior to the first anniversary of the Closing, either executive ceases employment with Buyer by reason of his death or disability, termination by Buyer without Cause or resignation for Good Reason, any then-unvested RSUs and Options held by the applicable executive will become immediately vested and, respectively, payable and exercisable as of the effective date of such resignation. In addition, the exercise period of any Options held by Messrs. Wade and Cobin and outstanding as of the Closing will be adjusted from 90 days or one year from the date of termination with the Company resulting from the Closing to the date that is the five-year anniversary of the Closing. Currently, Messrs. Wade and Cobin each hold 76,022 RSUs and 272,171 and 256,598 Options, respectively, that will be subject to this treatment. Certain awards held by other employees of our CA division who continue employment with Buyer will also generally be subject to this treatment.

In the case of Options held by Messrs. Wade and Cobin that were issued in consideration of the cancellation of certain other Options tendered by Messrs. Wade and Cobin for exchange in accordance with the Company’s “Offer to Exchange Options for Replacement Options” attached as an exhibit to the Schedule TO filed by the Company with the Securities and Exchange Commission on May 13, 2020, the modifications described above are subject to each executive’s consent.

Notwithstanding the foregoing, any RSUs held by employees of our CA division that were granted as part of the Company’s high performer/high potential grant on March 17, 2020 (“High Performer RSUs”), including any such RSUs held by Messrs. Wade and Cobin, will remain subject to their original terms and conditions without regard to the modifications described herein. Messrs. Wade and Cobin each hold 55,250 High Performer RSUs.

For the avoidance of doubt, if employees of our CA business, including Messrs. Wade and Cobin voluntarily determine not to continue employment with Buyer as of the Closing, any outstanding awards held by them will be subject to the same terms and conditions that apply without regard to the modifications described herein.

Modifications to Awards Held by Remaining Employees

Outstanding equity compensation awards held by employees who do not become employees of Buyer as of the Closing, including awards held by our three other Named Executive Officers (Messrs. Oakleigh Thorne and Barry Rowan and Ms. Marguerite M. Elias), will generally be modified such that if the holder of the award is terminated by the Company without Cause within two years after the Closing, including if any such person is terminated because there is no role for them at the Company following the Transaction, any unvested RSUs and

Options will become immediately vested and exercisable as of the termination date, and any applicable exercise period will be adjusted from 90 days from the date of termination to the date that is the five-year anniversary of the Closing. Currently, Messrs. Thorne and Rowan and Ms. Elias hold the following equity compensation awards, all of which will be subject to this treatment: Mr. Thorne: 750,591 Options, 170,748 RSUs, 130,000 High Performer RSUs; Mr. Rowan: 433,164 Options, 191,124 RSUs, 55,250 High Performer RSUs; Ms. Elias: 257,045 Options, 76,022 RSUs, 55,250 High Performer RSUs.

For the avoidance of doubt, if such employees are not terminated by the Company without Cause within two years after the Closing, any outstanding awards held by them will be subject to the same terms and conditions that apply without regard to the modifications described herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOGO INC.

By:	/s/ Marguerite M. Elias
Marguerite M. Elias Executive Vice President, General Counsel and Secretary

Date: September 3, 2020